================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               WEST MARINE, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                     [WEST MARINE, INC. LOGO APPEARS HERE]
                              500 WESTRIDGE DRIVE
                      WATSONVILLE, CALIFORNIA 95076-4100

                               ----------------

               NOTICE OF THE 1998 ANNUAL MEETING OF STOCKHOLDERS

                      WEDNESDAY, MAY 20, 1998, 10:30 A.M.

                               ----------------

TO THE STOCKHOLDERS:

  Notice is hereby given that the 1998 Annual Meeting of Stockholders of West Marine, Inc. will be held at the office of the Company, 500 Westridge Drive, Watsonville, California, on Wednesday, May 20, 1998, at 10:30 A.M. for the following purposes:

  (1)To elect eight directors.

  (2)To transact such other business as may properly come before the Annual Meeting.

  Only stockholders of record on the books of the Company as of 5:00 P.M., April 3, 1998, will be entitled to vote at the meeting and any adjournment thereof.

Dated: April 10, 1998

                                          By Order of the Board of Directors

                                          John Zott, Secretary


   STOCKHOLDERS ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

                     [WEST MARINE, INC. LOGO APPEARS HERE]
                              500 WESTRIDGE DRIVE
                      WATSONVILLE, CALIFORNIA 95076-4100

                                PROXY STATEMENT

  The enclosed proxy is solicited by the Board of Directors of West Marine, Inc. (the "Company") to be used at the 1998 Annual Meeting of Stockholders on May 20, 1998, for the purposes set forth in the foregoing notice. This proxy statement and the enclosed form of proxy were first sent to stockholders on or about April 10, 1998.

  If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted as recommended by the Board of Directors. Any stockholder signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to or at the Annual Meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the Annual Meeting and voting in person.

                               VOTING SECURITIES

  Only stockholders of record on the books of the Company as of 5:00 P.M., April 3, 1998, will be entitled to vote at the Annual Meeting.

  As of the close of business on April 3, 1998, there were outstanding 16,848,560 shares of Common Stock of the Company, entitled to one vote per share. The holders of a majority of the outstanding shares of the Common Stock of the Company, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof.

  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the Meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. With regard to the election of directors, votes may be cast "For" or "Withhold Authority" for each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

                             ELECTION OF DIRECTORS

  The persons named below are nominees for director to serve until the next Annual Meeting of Stockholders and until their successors shall have been elected. The nominees constitute the present Board of Directors.

  In the absence of instructions to the contrary, shares represented by the proxy will be voted and the proxies will vote for the election of all such nominees to the Board of Directors. If any of such persons is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. Management has no reason to believe that any of such nominees will be unable or unwilling to serve if elected a director. Set forth below is certain information concerning the nominees which is based on data furnished by them.

                               BUSINESS EXPERIENCE DURING PAST       SERVED AS
 NOMINEES FOR DIRECTOR  AGE   FIVE YEARS AND OTHER INFORMATION     DIRECTOR SINCE
 ---------------------- --- ------------------------------------   --------------
 Randolph K. Repass....  54 Chairman of the Board. Mr. Repass           1968
                            has been the Company's Chairman of
                            the Board since its founding in 1968
                            and was the Company's Chief
                            Executive Officer from 1968 until
                            April 1995. Mr. Repass served as
                            President of the Company from 1968
                            to 1990 and from August 1993 to
                            March 1994. Mr. Repass is on the
                            Board of Directors of Specialized
                            Components, Inc. and is President of
                            American Sail Advancement, a non-
                            profit sailing industry association.
 Crawford L. Cole, Jr..  39 President and Chief Executive               1990
                            Officer since April 1995. From
                            August 1993 to April 1995, Mr. Cole
                            was a self-employed business
                            consultant. Mr. Cole was the
                            Company's President from July 1990
                            to August 1993. Mr. Cole is a
                            Director of JDA Software Services, a
                            software company.
 Richard E Everett.....  45 Executive Vice President and Chief          1994
                            Operating Officer since April 1995.
                            Mr. Everett served as Senior Vice
                            President of Store Operations from
                            1990 to April 1995, and has held a
                            variety of positions since joining
                            the Company in 1983.
 James P. Curley.......  42 President and Chief Executive               1994
                            Officer of FGF Holdings, LLC, a
                            specialty retail and real estate
                            development company, since its
                            founding in February 1998. Mr.
                            Curley was the Chief Administrative
                            Officer and Director of The Gymboree
                            Corporation from February 1996 to
                            February 1998 and its Senior Vice
                            President and Chief Financial
                            Officer from July 1992 to February
                            1998. Mr. Curley has held senior
                            financial positions in the retail
                            sector over the past ten years.
 Geoffrey A. Eisenberg.  45 Senior consultant to the Company            1977
                            since January 1995. Mr. Eisenberg
                            was Senior Vice President from 1988
                            to 1994. Mr. Eisenberg was
                            responsible for merchandising and
                            marketing from 1991 to 1994.
 David McComas.........  55 Western Region President and                1996
                            Corporate Vice President, Circuit
                            City Stores, Inc. Responsible for 8
                            Western States and Hawaii since
                            1994. Prior to 1994, Mr. McComas was
                            General Manager of Circuit City
                            Stores, Inc. Mr. McComas is a
                            powerboater and has over 30 years of
                            store management and operations
                            experience.
 Walter Scott..........  72 Chairman of Scott, Woolf &                  1995
                            Associates, a management consulting
                            firm, since 1982. Previously, Mr.
                            Scott held general management
                            positions in industry and for 25
                            years taught management at American
                            Management Association courses for
                            presidents and senior executives.
 Henry Wendt...........  64 Chairman of Global Health Care              1997
                            Partners of DLJ Merchant Banking
                            Partners since 1996. In 1994, Mr.
                            Wendt retired as Chairman of
                            SmithKline Beecham. Mr. Wendt is
                            currently Chairman of the Board of
                            Steri-Oss, Inc. and serves on the
                            Board of Directors of Allergan,
                            Atlantic Richfield and The Egypt
                            Investment Company and also as a
                            Trustee of the Trilateral Commission
                            and Trustee Emeritus of the American
                            Enterprise Institute. Mr. Wendt is a
                            life long sailor, and is the author
                            of Global Embrace, a book about
                            international business strategies.

                        FURTHER INFORMATION CONCERNING
                            THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD

  During 1997, the Board of Directors held four meetings and acted by unanimous written consent on a number of occasions. In February 1994, after consummation of its initial public offering in November 1993, the Company established an Audit and Compensation Committee. In May 1997, the Company dissolved the Audit and Compensation Committee and formed an Audit Committee and a separate Compensation Committee. The Company does not have a Nominating Committee.

  The members of the Audit Committee are James P. Curley and Walter Scott. Among the functions performed by this committee are to make recommendations to the Board of Directors with respect to the engagement or discharge of independent auditors, to review with the independent auditors the plan and results of the auditing engagement, to review the Company's internal auditing procedures and system of internal accounting controls and to make inquiries into matters within the scope of its functions. The Audit Committee held three meetings during 1997.

  The members of the Compensation Committee are Walter Scott and David McComas. Among the functions performed by this committee are to review and make recommendations to the Board of Directors concerning the compensation of the key management employees of the Company and to administer the Company's equity incentive plan. The Compensation Committee held three meetings during 1997.

ATTENDANCE AT MEETINGS

  During 1997, there were no members of the Board of Directors who attended fewer than 75% of the meetings of the Board of Directors and all committees of the Board on which they served.

COMPENSATION OF DIRECTORS

  Directors who are not employees of the Company are paid directors fees consisting of $1,000 for each Board meeting attended. Each Director also receives an additional $1,000 for each Audit Committee and Compensation Committee meeting attended, as applicable, that is not held on the same day as a Board meeting. In addition, directors who are not employees of the Company also receive annual grants of nonqualified stock options at an exercise price equal to the fair market value at the date of grant. For 1997, Messrs. Curley, Scott, Wendt and McComas received grants of nonqualified stock options under the Company's Nonemployee Director Stock Option Plan to purchase 4,035, 4,035, 3,510 and 3,510 shares, respectively, at the fair market value of the shares on the date of grant.

                            EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

  The compensation paid to the Company's Chief Executive Officer and each of its other executive officers for services in all capacities to the Company and its subsidiaries during fiscal 1995, 1996 and 1997 is set forth below. Columns regarding "Restricted Stock Awards," "Long-Term Incentive Plan [LTIP] Payouts" and "All Other Compensation" are excluded because no such payments were made to such executive officers in fiscal 1995, 1996 and 1997.

                          SUMMARY COMPENSATION TABLE

                                                                LONG TERM
                                                               COMPENSATION
                                      ANNUAL COMPENSATION(1)      AWARDS
                                      -----------------------  ------------
                                                                SECURITIES
                                                                UNDERLYING
  NAME AND PRINCIPAL POSITION YEAR     SALARY($)    BONUS($)    OPTIONS(#)
  --------------------------- ----    -----------  ----------  ------------
Crawford Cole..............   1997    $   199,231  $      --      47,959
 President and Chief
  Executive                   1996        199,999      55,491     58,824
 Officer                      1995(2)     132,307      54,118    480,000
Randolph K. Repass.........   1997    $   100,000         --         --
 Chairman of the Board        1996        100,000         --         --
                              1995        139,616         --         --
Richard E Everett..........   1997    $   164,365  $   12,328     24,297
 Executive Vice President
  and                         1996        159,086      57,147     29,412
 Chief Operating Officer      1995        153,846      58,182    200,000
Robert Hebeler.............   1997    $   148,077  $   11,511     16,897
 Senior Vice President of     1996(3)     125,461      26,808     62,000
 Merchandising                1995(3)         --          --         --
John Zott..................   1997    $   147,500  $    3,880     18,431
 Senior Vice President,       1996        140,768      22,610     16,000
 Chief Financial Officer      1995        127,116      33,625     15,000

--------
(1) While the named executive officers enjoy certain perquisites, for fiscal year 1995, 1996 and 1997 these did not exceed the lesser of $50,000 or 10% of each officer's salary and bonus. Accordingly, the column regarding "Other Annual Compensation" is excluded.
(2) Mr. Cole rejoined the Company as President and Chief Executive Officer in April 1995. Amounts presented represent compensation received by Mr. Cole from April 1995 through December 1995.
(3) Mr. Hebeler joined the Company in January 1996.

STOCK OPTION GRANTS AND EXERCISES

  The following table sets forth certain information regarding stock options granted during fiscal 1997 to the executive officers named in the foregoing Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                           POTENTIAL REALIZABLE
                                                                             VALUE AT ASSUMED
                                                                           ANNUAL RATES OF STOCK
                                                                          PRICE APPRECIATION FOR
                                        INDIVIDUAL GRANTS                     OPTION TERM(6)
                         ------------------------------------------------ -----------------------
                         NUMBER OF    PERCENT OF
                         SECURITIES  TOTAL OPTIONS
                         UNDERLYING   GRANTED TO   EXERCISE OR
                          OPTIONS    EMPLOYEES IN  BASE PRICE  EXPIRATION
          NAME            GRANTED     FISCAL YEAR   ($/SH)(4)   DATE(5)       5%         10%
          ----           ----------  ------------- ----------- ---------- ---------- ------------
Crawford Cole...........   33,670(1)     6.42%       $27.88     01/27/07  $  590,250 $  1,495,809
                            4,730(2)     0.90         27.77     02/26/07      82,595      209,311
                            3,230(2)     0.62         26.00     04/30/07      52,815      133,842
                            1,819(2)     0.35         20.75     08/08/07      23,737       60,155
                            4,510(2)     0.86         18.63     11/14/07      52,826      133,872
Randolph K. Repass......      --          --            --           --          --           --
Richard E Everett.......   16,835(3)     3.21%       $27.88     01/27/07  $  295,125 $    747,904
                            1,965(2)     0.37         27.77     02/26/07      34,313       86,955
                            2,630(2)     0.50         26.00     04/30/07      43,004      108,980
                              995(2)     0.19         20.75     08/08/07      12,984       32,905
                            1,872(2)     0.36         18.63     11/14/07      21,927       55,567
Robert Hebeler..........   11,785(3)     2.25%       $27.88     01/27/07  $  206,596 $    523,555
                              830(2)     0.16         27.77     02/26/07      14,493       36,729
                              900(2)     0.17         26.00     04/30/07      14,716       37,294
                              676(2)     0.13         20.75     08/08/07       8,822       22,355
                            2,706(2)     0.52         18.63     11/14/07      31,696       80,323
John Zott...............   11,785(3)     2.25%       $27.88     01/27/07  $  206,596 $    523,555
                            2,050(2)     0.39         27.77     02/26/07      35,797       90,716
                            1,875(2)     0.36         26.00     04/30/07      30,659       77,695
                            1,387(2)     0.26         20.75     08/08/07      18,100       45,868
                            1,334(2)     0.25         18.63     11/14/07      15,625       39,598

--------
(1) Of these options granted in fiscal 1997, 12% are exercisable commencing six months from the date of grant, and thereafter at a rate of 2% per month. Under the terms of the Plan, the Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.
(2) All of these options granted in fiscal 1997 are exercisable six months from the date of grant. Under the terms of the Plan, the Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.
(3) These options granted in fiscal 1997 are exercisable in annual increments of 20%, commencing one year from date of grant. Under the terms of the Plan, the Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.
(4) All options were granted at fair market value at date of grant, as determined by the Board of Directors.
(5) All options granted in fiscal 1997 were granted for a term of ten years.
(6) Realizable values are reported net of the option exercise price. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates (determined from the price at the date of grant, not the stock's current market value) set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock as well as the optionholder's continued employment through the vesting period. The potential realizable value calculation assumes that the optionholder waits until the end of the option term to exercise the option.

  The following table sets forth certain information with respect to option exercises during fiscal 1997 and stock options held by each of the Company's listed executive officers as of January 3, 1998.

                                                           AGGREGATED OPTION EXERCISES IN
                                                      LAST FISCAL YEAR AND FY-END OPTION VALUES
                                                 ---------------------------------------------------
                                                                              VALUE OF UNEXERISED
                                                                                     IN-THE-
                                                   NUMBER OF UNEXERCISED      MONEY OPTIONS AT FY
                             SHARES      VALUE     OPTIONS AT FY-END(#)            END($)(1)
                            ACQUIRED    REALIZED ------------------------- -------------------------
          NAME           ON EXERCISE(#)   ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           -------------- -------- ----------- ------------- ----------- -------------
Crawford Cole...........      --          --       415,212      175,571    $4,127,699   $1,437,158
Randolph K. Repass......      --          --           --           --            --           --
Richard E Everett.......      --          --       108,759      167,950    $1,219,215   $1,708,135
Robert Hebeler..........      --          --        14,130       64,767    $   80,600   $  335,760
John Zott...............      --          --        46,125       40,556    $  712,437   $  334,462

--------
(1) Based on a price per share of $23.00, which was the price of a share of Common Stock on the Nasdaq National Market at the close of business on January 3, 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee during fiscal 1997 consisted of Messrs. Scott and McComas.

CERTAIN TRANSACTIONS

  Due to the closely-held nature of the Company prior to its initial public offering, it has engaged in a number of transactions with its officers, directors, stockholders and affiliates. The Company believes these transactions were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, if any, between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Company's independent directors and will be on terms no less favorable to the Company than can be obtained from unaffiliated third parties.

  The Company has entered into a lease with Randolph K. Repass relating to the Palo Alto, California store. In addition, the Company has entered into leases with three partnerships, of which Mr. Repass is a general partner, relating to the Corporate headquarters and the Santa Cruz, California and Braintree, Massachusetts stores. Pursuant to these leases, the Company paid rent to Mr. Repass or such partnerships in the aggregate amount of $1,065,000 in fiscal 1997.

  Mr. Repass is Chairman of the board of directors and a stockholder of New England Ropes, Inc., a major supplier of the Company. Mr. Repass' brother is the President and his father is a member of the board of directors and a major stockholder of New England Ropes, Inc. In fiscal 1997, the Company paid $5,200,000 to New England Ropes, Inc. for purchased products.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

To the Board of Directors:

  The independent directors named below were elected to the Compensation Committee at the May 8, 1997 Board of Directors meeting.

  As members of the Compensation Committee, we are responsible for reviewing and approving the Company's compensation policies and the levels of compensation paid to executive officers.

COMPENSATION POLICY

  The Company's compensation policies are intended to attract, motivate and reward highly qualified executives for long-term strategic management and enhancement of stockholder value. Additionally, they support a performance-oriented environment directed towards specific Company goals and serve to retain executives whose abilities are critical to the Company's long-term success and competitiveness.

  There are three main components in the Company's officer compensation program:

 .  Base salary

 .  Annual bonus

 .  Stock options

  Our Committee approached the review and approval of officer compensation in the following manner:

 . The Committee asked the CEO to submit recommendations regarding all three components of officer compensation.

 . The Committee reviewed last year's compensation report, in addition to an updated peer group study covering cash and stock compensation levels as reported by proxy statements. The updated peer group study included a comparison of base compensation, annual incentives and stock option programs between the peer group and West Marine. The CEO submitted a revised list of Proposed Executive Pay Ranges including base salary and bonus levels for all officers.

COMPENSATION FOR EXECUTIVE OFFICERS

  In the area of base salary, we feel that executive officers' salaries have been targeted at an average level for comparable companies. When included with the other forms of compensation available, we believe these levels are adequate to attract and retain key executives.

  Annual bonuses for executive officers are intended to reflect the Company's and the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon performance against pre-established objectives for the Company and the individual officer. The Committee feels that the Company's bonus program closely ties officer rewards to the Company's overall earnings per share growth, which in turn drives the share price. The annual bonuses received by officers and other management personnel were determined by a formula, which takes into account:

 .  The Company's Earnings Per Share Growth Rate

 .  The Individual Executive's Performance against Internal Management
   Objectives

 .  Department Performance to budget

 .  Company-wide ratings by Associates on their Quality of Work Life

  The Company's fiscal 1997 improved over 1996 with an increase in net sales of 28.4% and a comparable store net sales increase of 5.0%. In addition, operating earnings increased approximately 37% and EPS increased 26%. Although the earnings figures are good, when adjusted for the one time charge in 1996 for the integration of E&B Marine, the EPS increase is only 10%.

  Stock options are the Company's primary long-term incentives to reward and retain executive officers. The Committee believes that these incentives serve to link management and stockholder interests and serve to motivate executive officers to make long-term decisions that are in the best interests of the stockholders. The Committee also believes that executive officers and other key employees should have significant ownership of the Company's stock. Mr. Repass is already a significant owner of West Marine and currently holds 7,138,958 shares or 42.4% of the Company's outstanding common stock. We believe the current philosophy of stock option grants provides West Marine executives with an adequate level of long-term incentive to enhance stockholder value.

  Amendments to Section 162(m) of the Internal Revenue Code have eliminated the deductibility of most compensation over a million dollars in any given year. The Committee believes that it is highly unlikely that any of the Company's executive officers would be eligible at any time in the foreseeable future to receive compensation of more than a million dollars. However, the Committee believes that it is important to retain the flexibility to maximize the Company's tax deductions. Accordingly, it will be the policy of this Committee to consider the impact, if any, of Section 162(m) on the Company and to document as necessary specific performance goals and take all other reasonable steps in order to preserve the Company's tax deductions.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

  President and CEO Mr. Crawford Cole's 1997 compensation package included three components: a Base Salary of $199,231, a Bonus that consisted of 9,559 stock options and an Annual Stock Options Grant. The CEO's compensation plan awards stock options on shares with a cumulative market value of $1,000,000 to be granted annually during the first quarter of each year through the year 2000, subject to the Company achieving 30% earnings per share growth for the prior fiscal year. During 1996 the Company's earnings grew over 30% when one time merger integration costs were excluded. This resulted in a grant of 33,670 shares. For 1997 earnings per share grew only 10% with the one time 1996 merger integration costs excluded from 1996 results and 26% with the one time costs included in 1996 results. The Committee, based on discussions with the management group, CEO, and Chairman of the Board decided to grant full options for 1997 based on improving performance trends and a vesting schedule that allows time for performance to be proven.

COMPENSATION FOR THE CHAIRMAN OF THE BOARD

  1997 Base Salary of Founder and Chairman of the Board, Mr. Randy Repass, was $100,000. Mr. Repass has not been granted any stock options since the Company's initial public offering and receives no bonus.

March 24, 1998
                                          1997 Compensation Committee

                                          Walter Scott
                                          David McComas

                               PERFORMANCE GRAPH

  The following graph compares the percentage change in the Company's cumulative total stockholder return on its Common Stock for the period from the Company's initial public offering on November 19, 1993 to January 3, 1998 with the cumulative total return of the Nasdaq Market Index and the MG Industry Group 529, a peer group index consisting of 106 importers, wholesalers and retailers.




                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                             AMONG WEST MARINE, INC.,
                     NASDAQ MARKET INDEX AND MG GROUP INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                             WEST              MG           NASDAQ
Measurement Period           MARINE,           GROUP        MARKET
(Fiscal Year Covered)        INC.              INDEX        INDEX
---------------------        ---------------   ---------    ----------
Measurement Pt-11/19/1993    $100.00           $100.00      $100.00
FYE 12/1993                  $105.63           $102.58      $103.36
FYE 12/1994                  $137.50           $105.17      $108.52
FYE 12/1995                  $233.21           $131.35      $140.76
FYE 12/1996                  $385.71           $152.02      $174.92
FYE 1/1998                   $396.43           $152.02      $174.92

                     ASSUMES $100 INVESTED ON NOV. 19, 1993
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING JAN. 3, 1998

              OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

  The following table indicates, as to (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each named executive officer and (iv) all directors and executive officers as a group, the number of shares and percentage of the Company's Common Stock beneficially owned as of February 28, 1998.

                                                            COMMON STOCK
                                                            BENEFICIALLY
                                                            OWNED  AS OF
                                                          FEBRUARY 28, 1998
                                                          ---------------------
                                                          NUMBER OF
BENEFICIAL OWNER                                           SHARES       PERCENT
----------------                                          ---------     -------
Randolph K. Repass (1)................................... 7,417,958(2)   44.0%
Franklin Resources, Inc. (3)............................. 1,544,640(3)    9.2%
 77 Mariners Island Blvd.,
 San Mateo, CA 94404
Crawford L. Cole, Jr.....................................   645,352(4)    3.7
Geoffrey A. Eisenberg....................................   519,400(5)    3.0
Richard E Everett........................................   204,721(6)    1.2
James P. Curley..........................................    24,035(7)      *
Robert Hebeler...........................................    29,763(8)      *
David McComas............................................     6,510(9)      *
Walter Scott.............................................    30,035(10)     *
Henry Wendt..............................................    10,110(11)     *
John Zott................................................    66,319(12)     *
All directors and executive officers as a group (10
 persons)................................................ 8,954,203(13)  50.2%

--------
 *Less than one percent.
 (1) The address of Mr. Repass is 500 Westridge Drive, Watsonville, California 95076-4100. Mr. Repass may be deemed to be a "control person" of the Company within the meaning of the rules and regulations of the Securities and Exchange Commission by reason of his stock ownership and positions with the Company.
 (2) Includes 252,500 shares held by Mr. Repass' wife. Also includes employee stock options, held by Mr. Repass' wife, exercisable within 60 days to purchase 18,000 shares. Mr. Repass disclaims beneficial ownership of all of such shares. Also includes 8,500 shares held by Mr. Repass' minor son.
 (3) Based on a Schedule 13G filed with the Securities and Exchange Commission reflecting beneficial ownership as of December 31, 1997. These shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. Such investment advisory subsidiaries may be deemed to be the beneficial owner of the shares as they are granted all investment and/or voting power over the shares owned by such advisory clients pursuant to their advisory contracts. In addition, Charles B. Johnson and Rupert H. Johnson may be deemed the beneficial owners of such shares based upon their share ownership of Franklin Resources, Inc. Franklin Resources, Inc., Charles
     B. Johnson, Rupert H. Johnson and each of the advisory subsidiaries of Franklin Resources, Inc. disclaim any economic interest or benefical ownership in any of these shares.
 (4) Includes employee stock options exercisable within 60 days to purchase 451,352 shares.
 (5) Includes employee stock options exercisable within 60 days to purchase 303,000 shares. Also includes 1,640 shares held by Mr. Eisenberg's minor children.
 (6) Includes employee stock options exercisable within 60 days to purchase 121,721 shares.
 (7) Includes stock options exercisable within 60 days to purchase 22,035 shares granted under the Nonemployee Director Stock Option Plan.
 (8) Includes employee stock options exercisable within 60 days to purchase 29,563 shares.
 (9) Includes stock options exercisable within 60 days to purchase 5,510 shares granted under the Nonemployee Director Stock Option Plan.
(10) Includes stock options exercisable within 60 days to purchase 15,035 shares granted under the Nonemployee Director Stock Option Plan.
(11) Includes stock options exercisable within 60 days to purchase 3,510 shares granted under the Nonemployee Director Stock Option Plan.
(12) Includes employee stock options exercisable within 60 days to purchase 55,319 shares.
(13) Includes stock options exercisable within 60 days to purchase 1,025,045 shares. See also notes (2) and (5) above.

                           SECTION 16(A) INFORMATION

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from December 29, 1996 to January 3, 1998 all filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that Mr. Wendt, a director, did not timely file a Form 4 with respect to purchases of the Company's Common Stock he made in September 1997.

                                   AUDITORS

  Deloitte & Touche LLP, independent certified public accountants, serves as the Company's principal accountants. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, there are no other matters which management intends to present or has reason to believe others will present to the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

                             STOCKHOLDER PROPOSALS

  If any stockholder intends to present a proposal for action at the Company's 1999 Annual Meeting and wishes to have such proposal set forth in management's proxy statement, such stockholder must forward the proposal to the Company so that it is received on or before December 11, 1998. Proposals should be addressed to the Company at 500 Westridge Drive, Watsonville, California 95076-4100, Attention: Corporate Secretary.

                             COST OF SOLICITATION

  All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by the Company.

Dated: April 10, 1998.

                                          By Order of the Board of Directors

                                          John Zott, Secretary

                         [RECYCLED LOGO APPEARS HERE]

                                 RECYCLED PAPER

1243-PS-98

                                    PROXY
                              WEST MARINE, INC.
         PROXY FOR 1998 ANNUAL MEETING OF STOCKHOLDERS MAY 20, 1998


        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Randolph K. Repass, Crawford L. Cole, Jr. and Richard E Everett, or any of them, each with the power of substitution, as proxies of the undersigned, to attend the 1998 Annual Meeting of Stockholders of WEST MARINE, INC. to be held at the office of the Company at 500 Westridge Drive, Watsonville, California, on May 20, 1998, at 10:30 A.M., and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth on the reverse side.


--------------------------------------------------------------------------------
                 CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X] Please mark
    votes as in
    this example.

This proxy will be voted as directed. In the absence of contrary directions, this proxy will be voted FOR the election of the directors.


1. THE ELECTION OF                                    2. In their discretion, upon any and all    [ ] FOR  [ ] AGAINST  [ ] ABSTAIN
   EIGHT DIRECTORS                                       such other matters as may properly come
                                                         before the meeting or any adjournment thereof

   Nominees:  Randolph K. Repass, Crawford L. Cole, Jr.,
              Richard E Everett, James P. Curley, Geoffrey A. Eisenberg,
              David McComas, Walter Scott and Henry Wendt

              [ ] FOR             [ ] WITHHELD

[ ] -----------------------------------------------                              MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]
    INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY
    INDIVIDUAL NOMINEE, INSERT SUCH NOMINEE'S NAME ON THE LINE ABOVE.            STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND
                                                                                 RETURN THIS PROXY PROMTLY IN THE ENVELOPE
                                                                                 PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN
                                                                                 THE UNITED STATES.

                                                                                 The signature should correspond exactly with the
                                                                                 name appearing on the certificate evidencing your
                                                                                 Common Stock. If more than one name appears, all
                                                                                 should sign. Joint owners should each sign
                                                                                 personally.



Signature:                                      Date:                   Signature:                              Date:
          -----------------------------------        -----------------            ----------------------------       -----------
